Exhibit 10.2

December 30, 2005

Robin Washington
34 Elrod Ave.
Oakland, CA 94618

Dear Robin,

We are very pleased to offer you a full-time position with Hyperion as Chief Financial Officer working in our Santa Clara, CA office. As you know, you’ll be reporting directly to me.

Few events in a professional career are more exciting than starting a new position with a new company! We are confident that your experience at Hyperion will be professionally challenging and rewarding, and we look forward to beginning this journey with you. We also want to make sure that you get off to a great start and with that goal in mind; this offer letter has important information including your start date, compensation, and other information specific to the terms of your employment with us.

As you review the details in this letter, please keep in mind that our offer is contingent upon Hyperion’s satisfactory completion of reference and background checks, and proof of your eligibility to work in the United States prior to your start date.

Robin, Hyperion is committed to competitive total compensation packages that pay for performance and enable us to attract, retain and motivate a world-class workforce. We differentiate our compensation packages through incentive programs that reward our employees for driving the growth and success of the business.

Your employment at Hyperion will begin on January 17, 2006. You will be compensated at an annual rate of $355,000.00, which Hyperion will pay on a semi-monthly basis at a rate of $14,791.66. You also will be eligible to participate in the Hyperion Executive Compensation Plan with an annual target bonus of 60% of your base salary. This plan currently pays out on an annual basis. These bonus payments are discretionary and are based on company, business unit and individual performance.

You also will receive an advance payment of a $20,000.00 bonus payable in a lump sum on your first day of employment.

Pending approval by Hyperion’s Board of Directors, you will be granted a Stock Option right to purchase up to 135,000 shares of Hyperion common stock, according to the terms of your stock option grant agreement and the company’s 2004 Equity Incentive Plan. The vesting schedule of your stock option grant is 25% vesting after the first year from the grant date and monthly vesting for the following 36 months, so long as you remain continuously employed by Hyperion. Stock option grants and incentive compensation payments are contingent upon your employment in good standing with Hyperion at the time of the grant approval or incentive compensation payout.

Pending approval by Hyperion’s Board of Directors, you will be granted the right to purchase 25,000 shares of restricted stock at a purchase price of $.001 per share. Hyperion will retain the right to repurchase these shares and forgive that right, in four equal annual installments of 6,250 shares per year.

Hyperion is pleased to offer our employees and their eligible dependents a number of high quality benefits, most of which you can enroll in effective your date of hire. Please note that all Hyperion benefits are subject to change.

Under the U.S. Immigration Reform and Control Act, (IRCA), all employers are required to verify the identity of all new employees as well as an employee’s right to work in the United States within three (3) business days of the employee’s start date. Your offer of employment is contingent on your ability to provide the necessary documentation to comply with the IRCA. On your first day of employment, please present original documents that indicate your eligibility to work in the United States. Proper forms of documentation are listed on the I-9 form, which is included in your pre-employment package.

By signing this letter below, you acknowledge that your employment at Hyperion is for an unspecified duration and that neither this letter nor your acceptance of the terms in it constitutes a contract of employment for a specific duration of time. Hyperion is an “at-will” employer, which means that you or Hyperion can terminate your employment relationship with Hyperion with or without notice and with or without cause or justification. The at-will nature of your employment cannot be altered or modified except in writing signed by the Chief Executive Officer of Hyperion. Hyperion may change your title, reporting assignment and duties from time to time at its sole discretion.

By signing below, you also acknowledge that you are under no obligations, restrictions or commitments that preclude you from employment at Hyperion. Such restrictions include but are not limited to non-competition obligations you may have with another employer. The terms and conditions contained in this offer letter supersede any other representations made to you, whether oral or written.

In the event of any dispute or claim relating to or arising out of this offer letter, your employment relationship with Hyperion or the termination of your employment with Hyperion for any reason, you and Hyperion agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration to the fullest extent permitted by law. This includes but is not limited to any claims of breach of contract, wrongful termination or age, sex, race, national origin, disability or other discrimination or harassment. The arbitration will be conducted in accordance with the American Arbitration Association’s “National Rules for the Resolution of Employment Disputes” then in effect. You and Hyperion also waive your respective rights to have any and all disputes or claims adjudicated in court or before any administrative agency or tried in court before any administrative agency, judge or jury.

If you have not already done so, Robin, Hyperion will require you to complete an online Application for Employment as a condition of your employment. The Application allows us to obtain information on your employment history and other job qualifications. In the event we determine that information on the application is incorrect, incomplete, misleading or false, Hyperion may withdraw this offer for employment or terminate your employment. In consideration of your agreeing to this employment offer with Hyperion, and as a condition of your reporting for work, we ask that you read, sign and comply with the enclosed Employee Agreement.

On your start date, your designated Human Resources Business Partner will meet with you to answer any questions you have and to make sure that all of your new hire paperwork is completed. If you have questions in the meantime about any of the information in this letter or what to expect on your first day, please contact me.

Hyperion employees are passionate about customer success, innovation and leading through teamwork. Robin, we look forward to having you on the Hyperion team!

Sincerely,

/s/Godfrey Sullivan

Godfrey Sullivan
President and CEO
Hyperion Solutions Corporation

Accepted and Agreed to:
_/s/Robin Washington 12/30/05

Robin Washington Date Social Security number Planned start date

Offer letter expires on January 4, 2006 by 5:00 PM-PST.